Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces First Quarter Results,
Affirms 2016 Operating EPS and Sales Outlook,
Declares Second Quarter Cash Dividend

COLUMBUS, Ga. - April 26, 2016 - Aflac Incorporated today reported its first quarter results.

Benefiting from the stronger yen/dollar exchange rate, total revenues rose 4.3% to $5.5 billion during the first quarter of 2016, compared with $5.2 billion in the first quarter of 2015. Net earnings were $731 million, or $1.74 per diluted share, compared with $663 million, or $1.51 per share, a year ago.

Net earnings in the first quarter of 2016 included $50 million, or $.12 per diluted share, of after-tax net realized investment gains from securities transactions and impairments, compared with net after-tax gains of $40 million, or $.10 per diluted share, a year ago. Included in the net investment gains in the quarter are after-tax impairment losses of $10 million, or $.02 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis were $29 million in the quarter, or $.07 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $12 million, or $.03 per diluted share. In addition, net earnings included a loss of $28 million, or $.07 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation, settlements of reinsurance retrocessions, and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the first quarter of 2016 was 115.35, or 3.3% stronger than the average rate of 119.16 in the first quarter of 2015. Operating earnings in the first quarter were $726 million, compared with $678 million in the first quarter of 2015. Operating earnings per diluted share in the quarter increased by 12.3% from a year ago to $1.73. Included in first quarter operating earnings is an adjustment of $8 million after-tax, or $.02 per diluted share, accelerating the recognition of stock compensation expense associated with retirement-eligible employees. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.03 for the first quarter. Excluding the impact from the stronger yen, operating earnings per diluted share increased 10.4%.

Total investments and cash at the end of March 2016 were $114.3 billion, compared with $105.9 billion at December 31, 2015.

In the first quarter, Aflac repurchased $600 million, or 10.2 million of its common shares. At the end of March, the company had 38.2 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $20.0 billion, or $48.22 per share, at March 31, 2016, compared with $17.7 billion, or $41.73 per share, at December 31, 2015. Shareholders’ equity at the end of the first quarter included a net unrealized gain on investment securities and derivatives of $4.7 billion, compared with a net unrealized gain of $3.0 billion at the end of December 2015. The annualized return on average shareholders’ equity in the first quarter was 15.5%. On an operating basis (excluding net realized investment gains/losses in net earnings as well as unrealized investment gains/losses and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 19.3% for the first quarter of 2016, or 18.5%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income rose .1% in the first quarter. Net investment income was down 1.7%. The decline in investment income was largely attributable to the stronger yen/dollar exchange rate because approximately 48% of Aflac Japan’s investment income was dollar-denominated, which was consistent with a year ago. Total revenues were down .2% in the quarter. The pretax operating profit margin fell slightly in the quarter to 22.0% from 22.1% in the prior year. Pretax operating earnings in yen decreased .8% on a reported basis and increased .2% on a currency-neutral basis.

Aflac Japan’s growth rates in dollar terms for the quarter were magnified as a result of the stronger yen/dollar exchange rate. Premium income increased 3.3% to $3.2 billion in the quarter. Net investment income was up 1.4% to $622 million. Total revenues increased 3.0% to $3.8 billion. Pretax operating earnings increased 2.4% to $838 million.

In the first quarter, total new annualized premium sales rose 15.5% to ¥31.2 billion, or $271 million. Third sector sales, which include cancer and medical products, increased 1.0% to ¥18.3 billion, or $158.6 million. First sector sales, which include WAYS and child endowment, increased 45.0% to ¥12.9 billion, or $112.3 million.

AFLAC U.S.

Aflac U.S. premium income increased 2.1% to $1.4 billion in the first quarter. Net investment income was up 5.1% to $174 million. Total revenues increased 2.3% to $1.5 billion. The pretax operating profit margin rose to 21.5%, compared with 18.9% a year ago. Pretax operating earnings were $332 million, an increase of 16.6% for the quarter.

Aflac U.S. total new annualized premium sales increased 3.7% in the quarter to $328 million. Additionally, persistency in the quarter was 76.6%, compared with 76.7% a year ago.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.41 per share is payable on June 1, 2016, to shareholders of record at the close of business on May 18, 2016.

OUTLOOK

Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall financial results in the first quarter of 2016. Aflac Japan, our largest earnings contributor, generated solid financial results in yen terms for the quarter. Sales of first sector products were elevated in the quarter, consistent with our expectations. As we further implement various measures later in the quarter, we expect to see a sharp decline in first sector sales in the second half of the year. Although sales of Aflac Japan’s third sector products were up 1.0% in the quarter, you’ll recall we communicated in February that we anticipate sales of third sector products will be down mid-single digits for the full year following very robust production results in 2015. While it’s early in the year, we are running ahead of expectations for sales of third sector products as of the end of the first quarter. We continue to believe the long-term compound annual growth rate for third sector products will be in the range of 4% to 6%.

“In the first quarter, Aflac U.S. produced solid financial and sales results. We continue to believe that the changes we made to our career and broker management infrastructure have created a foundation for greater long-term growth opportunities. The increase in new annualized premium sales of 3.7% establishes a solid baseline for our expectation of a 3% to 5% growth rate for the U.S. in 2016. Keep in mind, we anticipate the achievement of our annual U.S. sales target will be increasingly reliant on fourth quarter production.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and bondholders. Provided capital conditions remain stable, we believe our financial strength in Japan positions us to repatriate in the range of ¥120 to ¥150 billion to the U.S. for the calendar year 2016. This reinforces our plan to repurchase about $1.4 billion of our shares in 2016, with the majority concentrated in the first half of the year.

“I want to reiterate that our annual objective is to produce operating earnings per diluted share of $6.17 to $6.41, assuming the 2015 average exchange rate of 120.99 yen to the dollar. If the yen averages ¥105 to ¥115 to the dollar for the second quarter, we would expect earnings in the second quarter to be approximately $1.55 to $1.82 per diluted share. I would remind you that with interest rates at significantly depressed levels and a return to market volatility, it is difficult to invest cash flows at attractive yields while maintaining a prudent risk tolerance. Additionally, we expect 2016 benefit ratios will continue to be strong in both the U.S. and Japan, recognizing that the first quarter is typically more favorable than the rest of the year. We are well-positioned in the two best insurance markets in the world and are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For 10 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2016, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year and included Aflac on its list of Most Admired Companies for the 15th time, ranking the company No. 1 in innovation for the insurance, life and health category for the second consecutive year. In 2015, Aflac’s contact centers were recognized by J.D. Power by providing “An Outstanding Customer Service Experience” for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, April 27, 2016.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2016	2015	% Change
Total revenues	$5,451	$5,226	4.3%
Benefits and claims	3,025	2,952	2.5
Total acquisition and operating expenses	1,309	1,261	3.7
Earnings before income taxes	1,117	1,013	10.4
Income taxes	386	350
Net earnings	$731	$663	10.2%
Net earnings per share – basic	$1.75	$1.52	15.1%
Net earnings per share – diluted	1.74	1.51	15.2
Shares used to compute earnings per share (000):
Basic	418,748	437,306	(4.2)%
Diluted	420,920	439,927	(4.3)
Dividends paid per share	$.41	$.39	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2016	2015	% Change
Assets:
Total investments and cash	$114,320	$108,711	5.2%
Deferred policy acquisition costs	8,929	8,319	7.3
Other assets	4,517	4,325	4.4
Total assets	$127,766	$121,355	5.3%
Liabilities and shareholders’ equity:
Policy liabilities	$94,128	$85,564	10.0%
Notes payable	4,984	6,236	(20.1)
Other liabilities	8,633	10,918	(20.9)
Shareholders’ equity	20,021	18,637	7.4
Total liabilities and shareholders’ equity	$127,766	$121,355	5.3%
Shares outstanding at end of period (000)	415,203	433,771	(4.3)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2016	2015	% Change
Operating earnings	$726	$678	7.1%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	50	40
Hedge costs related to foreign currency investments	(29)	(9)
Impact of other derivative/hedging activities	12	(34)
Other and non-recurring income (loss)	(28)	(12)
Net earnings	$731	$663	10.2%

Operating earnings per diluted share	$1.73	$1.54	12.3%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.12	.10
Hedge costs related to foreign currency investments	(.07)	(.02)
Impact of other derivative/hedging activities	.03	(.08)
Other and non-recurring income (loss)	(.07)	(.03)
Net earnings per diluted share	$1.74	$1.51	15.2%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2016	Including Currency Changes	Excluding Currency Changes[2]
Premium income	3.8%	1.6%
Net investment income	2.4	1.1
Total benefits and expenses	2.3	.1
Operating earnings	7.1	5.2
Operating earnings per diluted share	12.3	10.4

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2016 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2015			Yen Impact
105	$6.66	-	6.90	8.1	-	12.0%	$.49
110	6.49	-	6.73	5.4	-	9.3	.32
115	6.34	-	6.58	2.9	-	6.8	.17
120.99*	6.17	-	6.41	.2	-	4.1	—
125	6.07	-	6.31	(1.5)	-	2.4	(.10)
*Actual 2015 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant interest rate risk; concentration of business in Japan; limited availability of acceptable yen-denominated investments; failure to comply with restrictions on patient privacy and information security; foreign currency fluctuations in the yen/dollar exchange rate; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; ability to continue to develop and implement improvements in information technology systems; concentration of our investments in any particular single-issuer or sector; decline in creditworthiness of other financial institutions; ability to attract and retain qualified sales associates and employees; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; credit and other risks associated with Aflac's investment in perpetual securities; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; extensive regulation and changes in law or regulation by governmental authorities; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; ability to effectively manage key executive succession; level and outcome of litigation; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; ongoing changes in our industry; loss of consumer trust resulting from events external to our operations; failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com